                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Tarrant Apparel Group
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

                             Tarrant Apparel Group

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 8, 2000

                               ----------------

TO THE SHAREHOLDERS OF TARRANT APPAREL GROUP:

  Notice is hereby given that the annual meeting (the "Meeting") of the shareholders of Tarrant Apparel Group (the "Company") will be held at 3151 East Washington Boulevard, Los Angeles, California 90023, on Monday, May 8, 2000 at 10:00 a.m. (California time) for the following purposes:

1. Election of Directors. To elect three persons to the Board of Directors of the Company to serve until the annual meeting of shareholders to be held in the year 2002 and until their successors have been elected and qualified. The following persons are the Board of Directors' nominees:

           Gerard Guez                    Todd Kay                  Scott Briskie

2. Ratification of 2000 Employee Incentive Awards. To ratify the grant of awards for the year 2000 to certain executive officers pursuant to the Employee Incentive Plan, payable only if the Company reports a specified amount of pretax income.

3. Ratification of Appointment of Independent Auditors. To ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the year ending December 31, 2000.

4. Other Business. To transact such other business as properly may come before the Meeting or any adjournment thereof.

  Only persons who are shareholders of record (the "Shareholders") at the close of business on April 10, 2000 are entitled to notice of and to vote in person or by proxy at the Meeting or any adjournment thereof.

  The Proxy Statement which accompanies this Notice contains additional information regarding the proposals to be considered at the Meeting, and Shareholders are encouraged to read it in its entirety.

  As set forth in the enclosed Proxy Statement, proxies are being solicited by and on behalf of the Board of Directors of the Company. All proposals set forth above are proposals of the Company. It is expected that these materials first will be mailed to Shareholders on or about April 12, 2000.

  IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU THEN MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE. IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                          By Order of the Board of Directors,

                                          TARRANT APPAREL GROUP
                                          /s/ Gerard Guez
                                          Gerard Guez,
                                          Chairman of the Board and
                                          Chief Executive Officer
Dated: April 10, 2000
Los Angeles, California

                             TARRANT APPAREL GROUP
                        3151 East Washington Boulevard
                         Los Angeles, California 90023
                                (323) 780-8250

                               ----------------

                                PROXY STATEMENT
                      2000 Annual Meeting of Shareholders
                                  May 8, 2000

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of Tarrant Apparel Group (the "Company") for use at the 2000 annual meeting (the "Meeting") of the shareholders of the Company to be held on Monday, May 8, 2000, at 3151 East Washington Boulevard, Los Angeles, California 90023, at 10:00 a.m. (California time) and at any adjournment thereof. Gerard Guez and Todd Kay, the designated proxyholders (the "Proxyholders"), are members of the Company's management. Only shareholders of record (the "Shareholders") on April 10, 2000 (the "Record Date") are entitled to notice of and to vote in person or by proxy at the Meeting or any adjournment thereof. This Proxy Statement and the enclosed proxy card (the "Proxy") will be first mailed to Shareholders on or about April 12, 2000.

Matters to be Considered

  The matters to be considered and voted upon at the Meeting will be:

1. Election of Directors. To elect three persons to the Board of Directors of the Company to serve until the annual meeting of shareholders to be held in the year 2002 and until their successors have been elected and qualified. The following persons are the Board of Directors' nominees:

         Gerard Guez             Todd Kay                    Scott Briskie

2. Ratification of 2000 Employee Incentive Awards. To ratify the grant of awards for the year 2000 to certain executive officers pursuant to the Employee Incentive Plan, payable only if the Company reports a specified amount of pretax income.

3. Ratification of Appointment of Independent Auditors. To ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the year ending December 31, 2000.

4. Other Business. To transact such other business as properly may come before the Meeting or any adjournment thereof.

Cost of Solicitation of Proxies

  This Proxy solicitation is made by the Board of Directors of the Company, and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and any other material used in this solicitation of Proxies. The solicitation of Proxies will be made by mail and may be supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of the Company. If it should appear desirable to do so to ensure adequate representation at the Meeting, officers and regular employees may communicate with Shareholders, banks, brokerage houses, custodians, nominees and others, by telephone, facsimile transmissions, telegraph, or in person to request that Proxies be furnished. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals. The total estimated cost of the solicitation of Proxies is $6,000.

Outstanding Securities and Voting Rights; Revocability of Proxies

  The authorized capital of the Company consists of (i) 20,000,000 shares of common stock ("Common Stock"), of which 15,812,315 shares were issued and outstanding on the Record Date and (ii) 2,000,000 shares of Preferred Stock, none of which are issued and outstanding on the Record Date. A majority of the outstanding shares of the Common Stock constitutes a quorum for the conduct of business at the Meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum.

  Each Shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Company as of the Record Date on any matter submitted to the Shareholders.

  The Company's Restated Articles of Incorporation does not authorize cumulative voting. In the election of directors, the candidates receiving the highest number of votes will be elected. Each other proposal described herein requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting. Accordingly, broker non-votes and abstentions from voting on any matter, other than the election of directors, will have the effect of a vote "AGAINST" such matter.

  Of the shares of Common Stock outstanding on the Record Date, 8,185,119 shares of Common Stock (or approximately 51.8% of the issued and outstanding shares of Common Stock) were owned by directors and executive officers of the Company. Such persons have informed the Company that they will vote "FOR" the election of the nominees to the Board of Directors identified herein, "FOR" the ratification of the year 2000 employee incentive awards, and "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors, all as described herein.

  A Proxy for use at the Meeting is enclosed. The Proxy must be signed and dated by you or your authorized representative or agent. Telegraphed, cabled or telecopied Proxies are also valid. You may revoke a Proxy at any time before it is exercised at the Meeting by submitting a written revocation to the Secretary of the Company or a duly executed Proxy bearing a later date or by voting in person at the Meeting.

  If you hold Common Stock in "street name" and you fail to instruct your broker or nominee as to how to vote such Common Stock, your broker or nominee may, in its discretion, vote such Common Stock "FOR" the election of the Board of Directors' nominees, "FOR" the ratification of the year 2000 employee incentive awards, and "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

  Unless revoked, the shares of Common Stock represented by Proxies will be voted in accordance with the instructions given thereon. In the absence of any instruction in the Proxy, such shares of Common Stock will be voted "FOR" the election of the Board of Directors' nominees, "FOR" the ratification of the year 2000 employee incentive awards and "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

  Recently, the Securities and Exchange Commission (the "SEC") amended its rule governing a company's ability to use discretionary proxy authority with respect to shareholder proposals which were not submitted by the shareholders in time to be included in the proxy statement. As a result of that rule change, in the event a shareholder proposal was not submitted to the Company prior to December 14, 1999, the enclosed Proxy will confer authority on the Proxyholders to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the Meeting. As of the date hereof, no shareholder proposal has been submitted to the Company, and management is not aware of any other matters to be presented for action at the Meeting. However, if any other matters properly come before the Meeting, the Proxies solicited hereby will be voted by the Proxyholders in accordance with the recommendations of the Board of Directors. Such authorization includes authority to appoint a substitute nominee for any Board of Directors' nominee identified herein where death, illness or other circumstance arises which prevents such nominee from serving in such position and to vote such Proxy for such substitute nominee.

Security Ownership of Principal Shareholders and Management

  The following table sets forth the beneficial ownership of Common Stock as of the Record Date, by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (other than depositories), by each executive officer, director and nominee for director of the Company, and by all directors and executive officers as a group.

                                                 Amount and
                                                  Nature of
                Name and Address                 Beneficial          Percentage
             of Beneficial Owner(1)            Ownership(2)(3)        Owned(3)
             ----------------------            ---------------       ----------
   Gerard Guez................................    5,970,186(4)(5)(6)    36.7%
   Todd Kay...................................    2,833,333(4)(5)(6)    17.6%
   Limited Direct Associates, L.P. ...........    1,000,000              6.3%
   Lord, Abbett & Co. ........................    1,833,537             11.6%
   Corazon R. Reyes...........................      158,500(5)             *
   Karen S. Wasserman.........................       72,500(5)             *
   Eddy Yuen Tak Yu...........................      126,500(5)             *
   Scott Briskie..............................        2,000(5)             *
   Barry Aved.................................        7,000(5)             *
   Nicolas Berggruen..........................       11,600(5)(7)          *
   James Miller...............................       12,000(5)             *
   All directors and executive officers as a
    group (nine persons)......................    9,193,619(5)          54.8%

--------
 *  Less than 1%.

(1) The address of the directors and executive officers of the Company is 3151 East Washington Boulevard, Los Angeles, California 90023. The address of Limited Direct Associates, L.P. is c/o The Limited, Inc., Three Limited Parkway, P.O. Box 16000, Columbus, Ohio 43230. The address of Lord, Abbett & Co. is 767 Fifth Avenue, New York, New York 10153.

(2) Except as set forth below, the named shareholder has sole voting power and investment power with respect to the shares listed, subject to community property laws where applicable.

(3) Shares of Common Stock which the person (or group) has the right to acquire within 60 days after the Record Date are deemed to be outstanding in calculating the beneficial ownership and the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person or group.

(4) Gerard Guez and Todd Kay have pledged an aggregate of 5,283,333 shares and 360,000 shares, respectively, to financial institutions to secure the repayment of loans to such shareholders or corporations controlled by such shareholders.

(5) Excludes an aggregate of 600,000 shares which certain directors and executive officers will have the right to purchase upon the exercise of stock options granted pursuant to the Employee Incentive Plan, which options will become exercisable in various installments commencing on or after June 11, 2000.

(6) Includes 103,578 shares held by GKT Investments, LLC, a limited liability company controlled by Messrs. Guez and Kay.

(7) All such shares held by Alexander Enterprise. Mr. Berggruen is the investment advisor to Alexander Enterprise. Mr. Berggruen disclaims any beneficial interest in such shares.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

Directors and Executive Officers

  The Restated Bylaws of the Company provides that the number of directors of the Company shall be fixed from time to time exclusively by the Board of Directors, but shall not be less than six nor more than eleven. The Board of Directors has fixed the number of directors at seven. The Restated Articles of Incorporation of the Company provides that, commencing with the 1998 annual meeting, the Board of Directors shall be divided into two classes which are elected for staggered two year terms. The term of each class expires at the annual meeting of shareholders in the year 2001 (Class I) and the year 2000 (Class II).

  Only the members of Class II, Gerard Guez, Todd Kay and Scott Briskie, each of whom currently is a member of the Board of Directors of the Company, are nominees for election to the Board of Directors at the Meeting, to serve until the annual meeting of shareholders to be held in the year 2002 and until their successors have been elected and qualified. All nominees have indicated their willingness to serve and, unless otherwise instructed, Proxies will be voted in such a way as to elect as many of these nominees as possible under applicable voting rules. In the event that a nominee should be unable to serve as a director, it is intended that the Proxies will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will be unavailable.

  None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company and, except as set forth below, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of
Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Officers serve at the discretion of the Board of Directors.

  The following table sets forth certain information concerning the directors and executive officers of the Company as of the Record Date.

             Name           Age                Position                  Class
             ----           ---                --------                  -----
   Gerard Guez(1)(3).......  44 Chairman of the Board, Chief Executive
                                Officer and Director                       II
   Todd Kay(3).............  43 Vice Chairman, President and Director      II
   Corazon R. Reyes........  56 Executive Vice President and Secretary     --
   Karen S. Wasserman......  46 Executive Vice President, General
                                 Merchandising Manager and Director         I
   Scott Briskie(3)........  40 Vice President--Finance, Chief
                                 Financial Officer and Director            II
   Eddy Yuen Tak Yu........  45 Executive Vice President--Sourcing and
                                 General Manager--Tarrant Company
                                 Limited                                   --
   Barry S. Aved(2)........  56 Director                                    I
   James R. Miller(1)(2)...  58 Director                                    I
   Nicolas Berggruen(1)(2).  38 Director                                    I

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.
(3) Member of the Executive Committee.

  GERARD GUEZ founded the Company in 1988 and has served as its Chairman of the Board and Chief Executive Officer since its inception. Mr. Guez also founded Tarrant Company Limited ("Tarrant HK"), the Company's Hong Kong subsidiary, in 1985, and he has served as its Chairman and Chief Executive Officer since that date. Prior to founding Tarrant HK, Mr. Guez served as the President of Sasson Jeans, L.A., Inc., which was a manufacturer and distributor of denim apparel under the "Sasson" license.

  TODD KAY has served as President of the Company from 1988 to September 1999 and from March 2000 to present, and as Vice Chairman since September 7, 1999. Mr. Kay has also served as a director of Tarrant HK since 1986. Prior to joining the Company, Mr. Kay was a sales manager for Sasson Jeans, L.A., Inc. from 1979 to 1980 and served as President of JAG Beverly Hills, Inc., an apparel manufacturer, from 1980 to 1985.

  CORAZON R. REYES has served as Secretary since the Company's inception and as Executive Vice President since July 1997. Currently she is responsible for accounting operations in Mexico. From the Company's inception in 1988 until 1994, Ms. Reyes served as Controller and a director of the Company, and from 1994 until July 1997, she served as Chief Operating Officer and as a director. Ms. Reyes has also served as a director of Tarrant HK since 1988. Ms. Reyes served in various accounting and operations positions at Sasson Jeans, L.A., Inc. and other affiliated garment manufacturing companies from 1980 to 1988. Ms. Reyes received a B.S. in Business Administration from the University of the East in the Philippines and was a C.P.A. in that country. She is a member of the American Management Association.

  KAREN S. WASSERMAN joined the Company in 1988, and until 1994, she served as a Vice President of the Company. In 1994, Ms. Wasserman was named Executive Vice President, General Merchandising Manager and a director of the Company. In her current position, she directs and manages the Company's design teams and merchandisers and is responsible for the Company's research of fashion themes and development of product samples. From 1983 to 1988, she was employed by Express, an apparel retailer that is a division of The Limited, Inc., where she served from 1986 to 1988 as a Vice President and Merchandise Manager. In these capacities, she managed the merchandising of shirts, dresses and jackets from initial product development through product delivery and sales. Ms. Wasserman holds a Bachelor of Fine Arts degree from Syracuse University.

  SCOTT BRISKIE joined the Company as the Vice President--Finance and Chief Financial Officer in September 1999 and was elected as a director on March 22, 2000. From 1996 until joining the Company, Mr. Briskie represented several major retail and apparel companies, including The Limited, Inc., on financial matters as an independent consultant. From 1992 to 1996, he held several executive positions at The Forgotten Woman, including President and Chief Executive Officer. During this time, Mr. Briskie managed the company through a Chapter XI proceeding and a turnaround. Prior to that, he was Controller at several companies, including Escada (USA) Retail Inc. and Movado Watch Corp. Mr. Briskie holds a Bachelors Degree in Accounting & Finance from the University of Colorado. He is a member of the New York Society of CPA's, Colorado Society of CPA's and the American Institute of CPA's.

  EDDY YUEN TAK YU has served as General Manager and a director of Tarrant HK since 1987. He was named Executive Vice President--Sourcing in 1996. Mr. Yuen Tak Yu manages the Company's sourcing and manufacturing operations that are based in Hong Kong. Prior to joining the Company in 1987, Mr. Yuen Tak Yu served as the Sales Manager for Famous Horse Garment Factory, Ltd., a manufacturer of woven garments, from 1985 to 1987. Mr. Yuen Tak Yu received a Higher Diploma in Textile Technology from Hong Kong Polytechnic University.

  BARRY S. AVED has served as a director of the Company since December 3, 1996 and as President of the Company from September 7, 1999 until March 24, 2000. From 1961 until 1986, Mr. Aved held various sales, purchasing and merchandising positions in apparel and footwear retailers, including The Limited. From 1986 until 1989, Mr. Aved was the President of Brooks Fashion Stores and from 1989 until 1991, he was the President of Ormond Stores, Inc. From 1991 until 1995, Mr. Aved was the President of Lerner New York, a division of The Limited.

  JAMES R. MILLER has served as a director of the Company since July 29, 1997. Currently Mr. Miller is Chairman and Chief Executive Officer of Bel-Air Entertainment. Before joining Bel-Air Entertainment, he was President of Worldwide Theatrical Business Operations for Warner Brothers. He joined Warner Brothers in 1979, as Vice President, Studio Business Affairs and held various executive positions with Warner Brothers until 1999. Mr. Miller has a Bachelor of Arts degree from the Syracuse University College of Arts and Sciences in 1963 and a JD from St. John's Law School in 1966. After graduating from law school, he practiced law with a New York law firm. In 1971, he joined United Artists Corporation, and thereafter joined Paramount Pictures and Columbia Pictures as Associate General Counsel.

  NICOLAS BERGGRUEN is a founder and President of Alpha Investment Management, Inc. In 1988, Mr. Berggruen co-founded the Alpha Group, an investment management firm. Mr. Berggruen is the President of Alpha Investment Management, Inc., based in New York and manages in excess of $750 million of the Alpha Group's assets. Responsibilities include research and analysis of mergers globally, direct investments and business development. Previously, Mr. Berggruen was a partner of Jacobson Partners, an industrial buyout firm, after working with Bass Enterprises. Mr. Berggruen is a graduate of New York University. He has a Bachelor of Science in Finance and International Business from New York University in 1981.

Committees of the Board of Directors

  The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee, each of which consists of two or more directors who serve at the discretion of the Board of Directors.

  The Audit Committee is chaired by Mr. Berggruen, and its members are Messrs. Guez, Berggruen and Miller. The primary purposes of the Audit Committee are
(i) to review the scope of the audit and all non-audit services to be performed by the Company's independent certified public accountants and the fees incurred by the Company in connection therewith, (ii) to review the results of such audit, including the independent accountants' opinion and letter of comment to management and management's response thereto, (iii) to review with the Company's independent accountants the Company's internal accounting principles, policies and practices and financial reporting, (iv) to make recommendations regarding the selection of the Company's independent accountants and (v) to review the Company's quarterly and annual financial statements prior to public issuance. On March 22, 2000, the Board of Directors of the Company, on the recommendation of the Audit Committee, adopted a written Audit Committee Charter, a copy of which is attached hereto as Appendix "A."

  The Compensation Committee is chaired by Mr. Miller, and its members are Messrs. Aved, Berggruen and Miller. The purposes of the Compensation Committee are (i) to review and recommend to the Board of Directors the salaries, bonuses and perquisites of the Company's executive officers, (ii) to determine the individuals to whom, and the terms upon which, awards under the Company's profit sharing plan and Employee Incentive Plan will be granted, (iii) to make periodic reports to the Board of Directors as to the status of such plans and
(iv) to review and recommend to the Board of Directors additional compensation plans.

  The Executive Committee is chaired by Mr. Guez, and its members are Messrs. Guez, Kay and Briskie. Subject to the limitations contained in the California General Corporation Law, the Executive Committee has been granted all of the authority of the Board of Directors. To date, the Executive Committee has (i) reviewed all transactions between the Company and any of its affiliates or related parties, including its executive officers, directors, the family members of those individuals and any of their affiliates, and (ii) reviewed the implementation of the Company's vertical integration strategy, geographic diversification of sourcing and acquisition strategy.

  The Board of Directors met four times during fiscal 1999, and the Audit Committee, the Executive Committee and the Compensation Committee of the Board of Directors met four, one and two times, respectively, during fiscal 1999. All of the nominees who were directors of the Company during fiscal 1999 attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which they served during fiscal 1999.

Procedures for Shareholder Nominations

  The Board of Directors does not have a standing nominating committee. The procedures for nominating directors, other than by the Board of Directors itself, are set forth in the Bylaws. Nominations for the election of directors may be made by the Board of Directors or any shareholder entitled to vote in the election of directors. However, a shareholder may nominate a person for election as a director at a meeting only if written notice of such shareholder's intent to make such nomination has been given to the Secretary of the Company not later than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting. Each such notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. In addition, the shareholder making such nomination shall promptly provide any other information reasonably requested by the Company. No person shall be eligible for election as a director of the Company unless nominated in accordance with such procedures. The Chairman of any meeting of shareholders shall direct that any nomination not made in accordance with these procedures be disregarded.

Compliance with Reporting Requirements of Section 16

  Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any person holding ten percent or more of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the SEC and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC, each person subject to the reporting requirements of Section 16(a) has filed timely all reports required to be filed in fiscal 1999, except as described below. Barry Aved, Mark B. Kristof, Corazon Reyes and Eddy Tak Yu Yuen inadvertently failed to file a Form 4 for two, two, one and three transactions, respectively, in March 1999. These transactions were later reported on Form 5. Scott Briskie and Nicholas Berggruen each inadvertently failed to timely file a Form 3 upon becoming an officer and director, respectively. No transactions were required to be reported on Mr. Briskie's Form 3. Four transactions were required to be reported on Mr. Berggruen's
Form 3 and these transactions were later reported on Form 5. Gerard Guez inadvertently failed to file a Form 4 for five transactions in October 1999. These transactions were later reported on Form 5. The Company has implemented a program to ensure timely compliance in the future.

Director Compensation

  The Company pays to each director who is not employed by the Company $4,000 per month for attending meetings of the Board of Directors and committees of the Board of Directors, and reimburses such person for all expenses incurred by him in his capacity as a director of the Company. In addition, the Chairman of each committee receives $2,000 per year for such service. The Board of Directors may modify such compensation in the future. In addition, each director not employed by the Company, upon joining the Board of Directors, will receive an option to purchase 20,000 shares of the Common Stock of the Company and, thereafter, an option to purchase 4,000 shares of Common Stock on the date of each annual meeting at which such person is reelected to serve as a director. Such options will have an exercise price equal to the fair market value of such shares on the date of grant, become exercisable in four equal annual installments commencing on the first anniversary of the grant thereof, and expire on the tenth anniversary of the date of grant.

Executive Compensation

  The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid by the Company to its executive officers (collectively, the "Named Executives") for the years ended December 31, 1997, 1998 and 1999.

                          SUMMARY COMPENSATION TABLE

                                                                                   Long-Term Compensation
                                                                    -------------------------------------------------------
                                   Annual Compensation                     Awards                       Payouts
                      --------------------------------------------- ---------------------   -------------------------------
                                                                               Securities
                                                                    Restricted Underlying
Name and Principal                                 Other Annual       Stock     Options/       LTIP          All Other
Position              Year Salary ($) Bonus ($) Compensation ($)(1) Awards ($)  SARs (#)    Payouts ($) Compensation ($)(4)
--------------------  ---- ---------- --------- ------------------- ---------- ----------   ----------- -------------------
Gerard Guez,          1999  950,000         --           --             --          --           --           50,000
Chairman of the       1998  950,000   1,000,000          --             --      666,668(2)       --           50,000
Board and Chief       1997  700,000     200,000          --             --      100,000(3)       --           50,000
Executive Officer...

Todd Kay,             1999  950,000         --           --             --          --           --           50,000
President and Vice    1998  950,000   1,000,000          --             --      333,332(2)       --           50,000
Chairman............  1997  700,000     200,000          --             --          --           --           50,000

Corazon R. Reyes,     1999  180,000         --           --             --          --           --            8,000
Executive Vice        1998  180,000         --           --             --          --           --           10,000
President             1997  180,000      16,200          --             --          --           --            9,500
and Secretary.......

Karen S. Wasserman,   1999  400,000         --           --             --          --           --            7,500
Executive Vice        1998  399,692         --           --             --          --           --            7,212
President and         1997  339,808      60,000          --             --          --           --            7,500
General
Merchandising
Manager.............

Eddy Yuen Tak Yu,     1999  191,729     116,129          --             --          --           --            8,849
Executive Vice        1998  177,738     129,032          --             --          --           --            8,578
President--           1997  180,001      97,419          --             --          --           --            8,308
Sourcing and General
Manager--Tarrant
Company
Limited.............

Scott Briskie,        1999   57,692         --        50,000            --          --           --            2,000
Vice President--      1998      --          --           --             --          --           --              --
Finance               1997      --          --           --             --          --           --              --
and Chief Financial
Officer(5)..........

Barry S. Aved,        1999  167,115         --           --             --          --           --            8,000
President(6)........  1998      --          --           --             --          --           --              --
                      1997      --          --           --             --          --           --              --

-------
(1) Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses, including car allowances. The aggregate amount of such personal benefits does not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for the Named Executives.

(2) See "ELECTION OF DIRECTORS--Employment Agreements" and "ELECTION OF DIRECTORS--Employee Incentive Plan."

(3) Consists of shares issuable pursuant to options granted under the Employee Incentive Plan.

(4) Represents the Company's contribution to defined contriribution plans or, in the case of Messrs. Guez and Kay, contributions by the Company to a deferred compensation plan.

(5) Mr. Briskie was named Chief Financial Officer as of September 13, 1999. The above reflects compensation and relocation payments from September 13, 1999 through December 31, 1999.

(6) Mr. Aved served as President from September 7, 1999 to March 24, 2000.

Employment Agreements

  Pursuant to an employment contract dated as of January 1, 1998 (the "Guez Agreement"), Gerard Guez has been employed as the Chairman of the Board and Chief Executive Officer of the Company. The Guez Agreement provides that Mr. Guez receive an annual salary of $1,000,000 and, subject to specified performance targets, an annual bonus of up to $2,000,000 and an option to purchase up to 666,668 shares of Common Stock. The Guez Agreement expires on December 31, 2002.

  Pursuant to an employment contract dated as of January 1, 1998 (the "Kay Agreement"), Todd Kay has been employed as the President of the Company. The Kay Agreement provides that Mr. Kay receive an annual salary of $1,000,000 and, subject to specified performance targets, an annual bonus of up to $2,000,000 and an option to purchase up to 333,332 shares of Common Stock. The Kay Agreement expires on December 31, 2002.

Incentive Compensation Awards

  Pursuant to their employment agreements, Messrs. Guez and Kay each could receive a bonus for the year 2000 under the Employee Incentive Plan of $2,000,000 in the event the Company reports a specified amount of pre-tax income and each such individual satisfies certain performance-based criteria. See "ELECTION OF DIRECTORS--Employment Agreements" and "--Employee Incentive Plan."

Stock Option Grants

  The following table sets forth certain information concerning the grant of stock options during fiscal 1999 to the Named Executives.

                     OPTION/SAR GRANTS IN FISCAL YEAR 1999

                                         Individual Grants
                         --------------------------------------------------
                                                                            Potential Realizable Value at
                          Number of     Percent of                          Assumed Annual Rates of Stock
                          Securities  Total Options/                        Price Appreciation for Option
                          Underlying   SARs Granted                                    Term(1)
                         Options/SARs  to Employees  Exercise or Expiration -----------------------------
          Name             Granted      in FY 1999   Base Price     Date         5%             10%
          ----           ------------ -------------- ----------- ---------- -----------------------------
Barry S. Aved(2)........     2,000          0.5%       $45.50     05/03/09  $      57,330 $       144,690
                           100,000         25.7%       $14.00     09/07/09  $     882,000 $     2,226,000
Scott Briskie...........    36,000          9.2%       $13.31     09/13/09  $     301,871 $       761,864

--------
(1) The Potential Realizable Value is the product of (a) the difference between (i) the product of the closing sale price per share at the date of grant and the sum of (A) 1 plus (B) the assumed rate of appreciation of the Common Stock compounded annually over the term of the option and (ii) the per share exercise price of the option and (b) the number of shares of Common Stock underlying the option at December 31, 1999. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on a variety of factors, including market conditions and the price performance of the Common Stock. There can be no assurance that the rate of appreciate presented in this table can be achieved.

(2) These options terminated on March 24, 2000 upon Mr. Aved resigning as President of the Company. He served as President from September 7, 1999 to March 24, 2000.

Option Exercises and Holdings

  The following table sets forth-certain information with respect to the Named Executives concerning the exercise of options during fiscal 1999 and unexercised options held by the Named Executives as of December 31, 1999.

              AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1999
                       AND FISCAL YEAR-END OPTION VALUES

                                                                          Value of Unexercised
                                                Number of Unexercised    In-the-Money Options at
                           Shares                Options at 12/31/99           12/31/99(1)
                          Acquired    Value   ------------------------- -------------------------
          Name           On Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Gerard Guez.............      --          --    433,334      333,334     $288,000      $     0

Todd Kay................      --          --    266,666      166,666     $288,000      $     0

Corazon Reyes...........   66,388    $723,765    48,612       10,000     $226,879      $28,800

Karen Wasserman.........   20,000    $396,200    55,000          --      $282,150          --

Scott Briskie...........      --          --        --        36,000          --       $     0

Eddy Yuen Tak Yu........   20,000    $706,300    81,500       15,000     $547,695      $43,200

Barry Aved..............    7,000    $184,830     5,000      112,000     $ 11,300      $13,560

--------
(1) The value of unexercised "in-the-money" options is the difference between the closing sale price of the Common Stock on December 31, 1999 ($9.625 per share) and the exercise price of the option, multiplied by the number of shares subject to the option.

Employee Incentive Plan

General

  In May 1995, the Company and its shareholders adopted the 1995 Stock Option Plan. In May 1997, the shareholders approved an amendment and restatement of that plan, and it was renamed the Tarrant Apparel Group Employee Incentive Plan (the "Employee Incentive Plan"). In April 1999, the shareholders approved an amendment of the Employee Incentive Plan increasing from 2,600,000 to 3,600,000 the number of shares of the Company's Common Stock which may be subject to awards granted pursuant thereto. The Employee Incentive Plan currently provides for the issuance of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options, stock appreciation rights, restricted stock and other performance-based benefits. The purpose of the Employee Incentive Plan is to enable the Company to attract, retain and motivate officers, directors, employees and independent contractors by providing for performance-based benefits.

Option Exercises and Holdings

  As of March 1, 2000 there were 1,868,862 shares of the Company's Common Stock subject to outstanding options, 733,713 shares (subject to adjustment to prevent dilution) available for awards and eight directors and executive officers and approximately 4,366 employees and consultants eligible to participate in the Employee Incentive Plan. For information concerning the grant of stock options during fiscal 1999 to the Named Executives, the exercise of stock options during fiscal 1999 by the Named Executives and unexercised stock options held by the Named Executives as of December 31, 1999, see "ELECTION OF DIRECTORS--Stock Option Grants" and "ELECTION OF DIRECTORS--Option Exercises and Holdings."

Description of the Plan

  Administration. The Employee Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Committee has the power to construe and interpret the Employee Incentive Plan and, subject to provisions of the Employee Incentive Plan, to determine the persons to whom and the dates on which awards will be granted, the number of shares to be subject to each award, the times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms and conditions of such award. The Committee shall be composed solely of individuals who are "outside directors" within the meaning of Section 162(m)(4)(C) of the Code.

  Eligibility. Incentive stock options may be granted under the Employee Incentive Plan only to employees (including directors if they are also employees) of the Company and its subsidiaries. Employees, directors and independent contractors are eligible to receive nonstatutory (non-qualified) stock options, stock appreciation rights, restricted awards, performance awards and other awards under the Employee Incentive Plan.

  No incentive stock option may be granted under the Employee Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any subsidiary of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of the grant and the term of the option does not exceed five years from the date of the grant. In addition, the aggregate fair market value, determined at the time of the grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its subsidiaries) may not exceed $100,000. As a result of enactment of Section 162(m) of the Code, and to provide the Compensation Committee flexibility in structuring awards, the Employee Incentive Plan states that in the case of stock options and stock appreciation rights, no person may receive in any year a stock option to purchase more than 100,000 shares or a stock appreciation right measured by more than 100,000 shares.

  If awards granted under the Employee Incentive Plan expire, are canceled or otherwise terminate without being exercised, the Common Stock not purchased pursuant to the award again becomes available for issuance under the Employee Incentive Plan.

  Terms of Awards. The following is a description of the types of grants and awards and the permissible terms under the Employee Incentive Plan. Individual awards may be more restrictive as to any or all of the permissible terms described below.

  Stock options may be granted as "incentive stock options" within the meaning of Section 422 of the Code or nonstatutory (non-qualified) stock options.

  Stock appreciation rights ("SARs") may be granted specifying a period of time for which increases in share price shall be measured, with the grantee eligible to receive stock or cash at the end of the period based upon increases in the share price.

  Restricted awards may be granted specifying a period of time (the "Restriction Period") applicable to the award, which shall be not less than three (3) years, but may be more than that and may vary at the discretion of the Committee. Common Stock awarded pursuant to a restricted stock award shall entitle the holder to enjoy all the shareholder rights during the restriction period except that certain limitations with respect to dividend distributions and disposition of the stock shall apply.

  Performance awards may be granted specifying a number of performance shares to be credited to an account on behalf of the recipient, each share of which is deemed to be the equivalent of one share of Common Stock of the Company. These awards shall be subject to both time and Company performance objectives that are specified at the time of the award at the discretion of the Committee. The value of a performance share in a holder's account at the time of award or the time of payment shall be the fair market value at any time of a share of the Common Stock of the Company.

  Other awards may be granted under the Employee Incentive Plan that are not in the categories discussed above because the Employee Incentive Plan provides the Compensation Committee flexibility in designing compensation programs.

  Exercise Price; Payment. The exercise of stock options under the Employee Incentive Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant and in some cases as described above may not be less than 110% of fair market value. Similarly, SARs are based upon the fair market value of a share of Common Stock on the date of the grant compared with the fair market value of a share at the end of the measuring period. The sole basis for compensation under these awards is an increase in the stock's fair market value.

  Restricted stock awards are payable in stock upon satisfaction of the restrictions imposed with respect to the award. The Compensation Committee has the discretion to pay other awards in cash, in shares of Common Stock, or a combination of both.

  Performance Goals. The Employee Incentive Plan is structured so that the Compensation Committee may make awards that qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, as that section was enacted in 1993. However, the Employee Incentive Plan is flexible so that the Compensation Committee also has the discretion to make awards that are not described in that section. Section 162(m) provides a limit of $1,000,000 on deductions for compensation paid to certain corporate executives on a year-by-year basis. However, "performance-based compensation" is excluded from that limitation. Whether any particular award under the Employee Incentive Plan will qualify as "performance-based compensation" will depend upon the terms of the award and compliance with certain other procedural requirements under Section 162(m). The Compensation Committee will take into account the overall tax and business objectives of the Company in structuring awards under the Employee Incentive Plan.

  Term. The maximum term of the Employee Incentive Plan is ten years, except that the Board of Directors may terminate the Employee Incentive Plan earlier. The term of each individual award will depend upon the written agreement between the Company and the grantee setting forth the terms of the awards. In certain circumstances, an award may remain outstanding for a period that extends beyond the term of the Employee Incentive Plan or the period of the grantee's employment.

  Adjustments. If there is any change in the stock subject to the Employee Incentive Plan or subject to any award made under the Employee Incentive Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in kind, stock split, liquidating dividend, combination or exchange of shares, change in corporate structure or otherwise), the Employee Incentive Plan and shares outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the Employee Incentive Plan and the class, number of shares and price per share of stock subject to such outstanding options as determined by the Compensation Committee to be fair and equitable to the holders, the Company and the shareholders. In addition, the Compensation Committee may also make adjustments in the number of shares covered by, and the price or other value of any outstanding awards under the Employee Incentive Plan in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders.

  Amendment. The Board of Directors may amend the Employee Incentive Plan at any time and from time to time without shareholder approval, except that an amendment may not, without shareholder approval: (i) increase the number of shares authorized for issuance under the Employee Incentive Plan except as a result of an adjustment; (ii) materially modify the requirements as to eligibility for participation in the Employee Incentive Plan; or (iii) materially increase the benefits accruing to participants under the Employee Incentive Plan.

  Restrictions on Transfer. Under the Employee Incentive Plan, no award shall be transferable by a holder other than by laws of descent and distribution. Option rights shall be exercisable during the holder's lifetime only by the holder or by his guardian or legal representative.

Employee Benefit Plans

  In 1994, the Company adopted a Profit Sharing 401(k) Plan (the "Profit Sharing Plan") which is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. To be eligible, an employee must have been employed by the Company for at least one year. The Profit Sharing Plan permits employees who have completed one year of service to defer from 1% to 15% of their annual compensation into the Profit Sharing Plan. Additional annual contributions may be made at the discretion of the Company, and a 50% (100% effective July 1, 1995) matching contribution may be made by the Company up to a maximum of 6% (5% effective July 1, 1995) of a participating employee's annual compensation. Contributions made by the Company vest according to a schedule set forth in the Profit Sharing Plan.

  In 1992, Tarrant HK adopted a National Mutual Central Provident Fund (the "Provident Fund") which has been approved under Section 87A of the Inland Revenue Ordinance by the Inland Revenue Department of Hong Kong. To be eligible, an employee must have been employed by Tarrant HK for at least one year. The Provident Fund permits employees who have completed one year of service to defer 5% of their annual compensation into the Provident Fund. Annual matching contributions are made by Tarrant HK. Contributions made by Tarrant HK vest according to a schedule set forth in the Provident Fund.

Compensation Committee Interlocks and Insider Participation

  None of the members of the Compensation Committee is or has been an officer or employee of the Company or its subsidiaries.

Report of the Compensation Committee of the Board of Directors

  The Report of the Compensation Committee of the Board of Directors shall not be deemed filed under the Securities Act of 1993 (the "Securities Act") or under the Securities Exchange Act of 1934 (the "Exchange Act").

                     REPORT OF THE COMPENSATION COMMITTEE

  Since its inception, the Company has maintained the philosophy that executive compensation should be competitive with that provided by other companies in the women's apparel industry to assist the Company in attracting and retaining qualified executives critical to the Company's long-term success.

  Effective as of January 1, 1998, the Committee approved, and the Company entered into, employment agreements with Gerard Guez, the Chairman of the Board and Chief Executive Officer of the Company, and Todd Kay, the Vice Chairman and President of the Company, in order to be assured of their continued services and their experience, knowledge and abilities which have been largely responsible for the Company's success to date. In determining the salaries and the perquisites provided in such arrangements, this Committee considered, among other things, (i) the net sales and net income history of the Company, (ii) the estimated near and intermediate term results of operations of the Company, (iii) the position of the Company in its industry,
(iv) the expertise of these individuals, (v) the current sales, net income, growth and capital structure of the Company and comparable companies, (vi) salaries and perquisites of executives of comparable companies, (vii) the terms of such employment agreements, including, but not limited to, the performance requirements for payment of bonuses and vesting of options, and
(viii) the role of such individuals in developing and implementing the Company's vertical integration strategy, geographical diversification of sourcing and acquisition strategy and increasing the Company's net sales and net income in a difficult retail environment.

  The Committee believes that compensation arrangements based upon the performance of the Company's Common Stock or the operating results of the Company provide valuable incentives for executive officers to further enhance the Company's results of operations and, indirectly, the price of the Company's Common Stock. In support of these objectives, their employment agreements provide that Messrs. Guez and Kay (i) be granted as of October 13, 1998 options to purchase 666,668 shares and 333,332 shares, respectively, of the Company's Common Stock at $13.50 per share, the closing sales price of the Common Stock on the date of grant, and (ii) each be eligible to receive an annual bonus pursuant to the Employee Incentive Plan of up to $2,000,000.

Such options have become exercisable. Such bonuses will be payable, only if the Company reports a specified amount of pretax income. No such bonus was payable for fiscal 1999.

  The Company did not pay any bonus to any Named Executives for 1999 other than $116, 129 to Eddy Yuen Tak Yu, Executive Vice President, based in Hong Kong.

  Executive officers are permitted to participate in the benefit plans provided to employees generally, and certain executive officers are provided long-term disability insurance, reimbursement of tax and accounting fees and automobile allowances. The incremental cost to the Company of these benefits provided to the Named Executives was not material in fiscal 1999.

Dated: March 22, 2000                     THE COMPENSATION COMMITTEE

                                                James R. Miller, Chairman
                                                Barry S. Aved

Performance Graph

  The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on Common Stock with (i) the cumulative total return of the NASDAQ market index and (ii) the cumulative total return of companies with the standard industrial classification (SIC) code 5137 over the period from July 25, 1995 through December 31, 1999. The component entities of SIC Code 5137 were generated by Media General Financial Service, Inc. All the entities in SIC Code 5137 were incorporated into the peer group. The graph assumes an initial investment of $100 on July 25, 1995 and the reinvestment of dividends through December 31, 1999. The graph is not necessarily indicative of future price performance.

  The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                              [PERFORMANCE GRAPH]

Measurement Period           TARRANT APPAREL   PEER          NASDAQ STOCK
(Fiscal Year Covered)        GROUP             GROUP         MARKET (U.S.)
---------------------        ---------------   -------       -------------
Measurement Pt- 7/25/95      $100.00           $100.00       $100.00
FYE    12/95                 $ 80.56           $114.07       $106.69
FYE    12/96                 $141.67           $ 42.77       $131.26
FYE    12/97                 $173.61           $ 31.36       $160.84
FYE    12/98                 $883.33           $ 17.68       $226.64
FYE    12/99                 $213.89           $ 15.74       $409.45

Certain Relationships and Related Transactions

  The Company leases its principal offices located in Los Angeles, California and office space in Hong Kong from corporations owned by Messrs. Guez and Kay. The Company believes the rents on these properties are comparable to prevailing market rents.

  In 1998, a California limited liability company owned by Messrs. Guez and Kay purchased 2,390,000 shares of the Common Stock of Tag-It Pacific, Inc. ("Tag-It") (or approximately 37% of such Common Stock then outstanding). Tag-It is a provider of brand identity programs to manufacturers and retailers of apparel and accessories. On December 1, 1998, Tag-It assumed the responsibility for managing and sourcing all trim and packaging used in connection with products manufactured by or on behalf of the Company in Mexico. The Company transferred $3.0 million of trim inventory to Tag-It in December 1998. This arrangement is terminable by either the Company or Tag-It at any time. The Company believes that the terms of this arrangement, which is subject to the acceptance of the Company's customers, are no less favorable to the Company than could be obtained from unaffiliated third parties.

  On April 1, 1999, the Company purchased a denim mill located in Puebla, Mexico from a corporation controlled by Kamel Nacif. The purchase price included 1,724,000 shares of the Company's Common Stock or approximately 10.8% of the Common Stock issued and outstanding immediately after such transaction. The Company also has contracted to purchase a turn-key facility being constructed in Puebla, Mexico by a corporation controlled by Mr. Nacif, which facility will include a twill mill. The purchase price of this facility will be the capitalizable cost of construction and equipment installed by the seller (exclusive of any operating expenses), plus $28 million, payable on the third anniversary of the purchase. It is anticipated that the Company will take possession of this facility during the year 2000.

  The Company has adopted a policy that future transactions between the Company and any of its affiliates or related parties, including its executive officers, directors, the family members of those individuals and any of their affiliates, must (i) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

  From time to time during fiscal 1999, the Company leased an airplane from 477 Aviation LLC for the purpose of transporting employees of the Company. 477 Aviation LLC is wholly owned by Gerard Guez. In connection with such lease the Company paid $327,520 to 477 Aviation LLC.

Limitation on Liability and Indemnification

  The Restated Articles of Incorporation of the Company limits the liability of the Company's directors for monetary damages arising from a breach of their fiduciary duties to the Company and its shareholders, except to the extent otherwise required by the California General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

  The Company's Restated Bylaws provides that the Company shall indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Such provisions may require the Company, among other things, (i) to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers provided such persons acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to any criminal action, had no cause to believe their conduct was unlawful, (ii) to advance the expenses actually and reasonably incurred by its officers and directors as a result of any proceeding against them as to which they could be indemnified and (iii) to obtain directors' and officers' insurance if available on reasonable terms. There is no action or proceeding pending or, to the knowledge of the Company, threatened which may result in a claim for indemnification by any director, officer, employee or agent of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES.

                                  PROPOSAL 2

                RATIFICATION OF 2000 EMPLOYEE INCENTIVE AWARDS

  Effective as of January 1, 1998, the Compensation Committee approved, and the Company entered into, employment agreements with, Messrs. Guez and Kay, under which they each could receive an annual bonus pursuant to the Employee Incentive Plan of up to $2,000,000 in the event the Company reports a specified amount of pretax income. For a description of such employment agreements and the Employee Incentive Plan, see "ELECTION OF DIRECTORS-- Employment Agreements" and "ELECTION OF DIRECTORS--Employee Incentive Plan."

  The Shareholders will be asked at the Meeting to consider and act upon a proposal to ratify the grant of such bonuses for the year 2000, payable only if the Company reports a specified amount of pretax income. The proposal to ratify the grant of bonuses for the year 2000 requires the affirmative vote of a majority of shares of Common Stock represented and entitled to vote at the Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF 2000 EMPLOYEE INCENTIVE AWARDS.

                                  PROPOSAL 3

                      RATIFICATION OF THE APPOINTMENT OF
                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The Board of Directors has appointed Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2000. Ernst & Young LLP was retained effective December 29, 1995 for the examination of the consolidated financial statements of the Company for the fiscal year ended December 31, 1995. All professional services rendered by Ernst & Young LLP during fiscal 1999 were furnished at customary rates and terms. Representatives of Ernst & Young LLP will be invited to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

  Shareholders are being asked to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000. Ratification of the proposal requires the affirmative vote of a majority of the shares of Common Stock represented and voting at the Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF THE COMPANY.

                           PROPOSALS OF SHAREHOLDERS

  Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal to be included in the proxy statement for the Company's 2001 annual meeting of shareholders must be submitted by a shareholder prior to December 13, 2000, in a form that complies with applicable regulations. Recently, the SEC amended its rule governing a company's ability to use discretionary proxy authority with respect to shareholder proposals which were not submitted by the shareholders in time to be included in the proxy statement. As a result of that rule change, in the event a shareholder proposal is not submitted to the Company prior to February 25, 2001, the proxies solicited by the Board of Directors for the 2001 annual meeting of shareholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2001 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting.

                                 ANNUAL REPORT

  The Company's Annual Report of the fiscal year ended December 31, 1999 accompanies or has preceded this Proxy Statement. The Annual Report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Ernst & Young LLP, the Company's independent auditors.

  SHAREHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE SEC PURSUANT TO THE EXCHANGE ACT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, BY WRITING TO THE COMPANY AT 3151 EAST WASHINGTON BOULEVARD, LOS ANGELES, CALIFORNIA 90023, ATTENTION: SCOTT BRISKIE.

                                OTHER BUSINESS

  Management knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the Proxyholders to vote the shares represented by the Proxies on such matters in accordance with the recommendation of the Board of Directors and authority to do so is included in the Proxy.

                                          By Order of the Board of Directors,

                                          TARRANT APPAREL GROUP

                                          /s/ Gerard Guez
                                          Gerard Guez,
                                          Chairman of the Board and
                                          Chief Executive Officer

Dated: April 10, 2000
Los Angeles, California

                                  APPENDIX A

                            AUDIT COMMITTEE CHARTER

  The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

  The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc. The members of the Audit Committee shall be appointed by the Board.

  The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

  The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

4. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q.

5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

8.  Approve the fees to be paid to the independent auditor.

9. Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor and, if so determined by the Audit Committee, take or recommend that the Board take appropriate action to oversee the independence of the auditor.

10. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

11. Review the appointment and replacement of the senior internal auditing executive, if any.

12. Review any significant reports to management prepared by the internal auditing department, if any, and management's responses.

13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

14. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

15. Obtain reports from management, the Company's senior internal auditing executive, if any, and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's code of conduct.

16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

17. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

18. Supervise preparation of the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

  a. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

  b. Any changes required in the planned scope of the audit.

  c. The responsibilities, budget and staffing of the internal audit department, if any.

19. Advise the Board from time to time with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's code of conduct.

20. Meet with the Company's legal counsel to review legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

21. Meet at least annually with the Chief Financial Officer, the senior internal auditing executive, if any, and the independent auditor in separate executive sessions.

  While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's code of conduct.

REVOCABLE PROXY                                        TARRANT APPAREL GROUP                                     REVOCABLE PROXY
                                           Annual Meeting of Shareholders, May 8, 2000
                                        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned shareholder(s) of Tarrant Apparel Group (the "Company") hereby nominates, constitutes and appoints Gerald Guez and Todd Kay, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company (the "Meeting") to be
held at 3151 East Washington Boulevard, Los Angeles, California 90023, on Monday, May 8, 2000 at 10:00 a.m., and any adjournment thereof, as fully and with the same force and effect as the undersigned might or could do if personally thereat, as follows:

1.  ELECTION OF DIRECTORS.
                   [_]  For all nominees listed below (except as             [_]  WITHHOLD AUTHORITY to vote for all nominees
                        marked to the contrary below)                             listed below
                                       Gerald Guez      Todd Kay           Scott Briskie

    INSTRUCTIONS:  To withhold authority to vote for any one or more nominees whose name appears above, write that nominee's or nominee's name(s) in the space provided below)

                                             -----------------------------------------------

2.  RATIFICATION OF 2000 EMPLOYEE INCENTIVE AWARDS.  To ratify the grant of 2000 awards to certain executive officers pursuant to the Employee Incentive Plan, payable only if the Company reports a specified amount of pretax income.

                                    FOR  [_]           AGAINST  [_]          ABSTAIN  [_]

3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000.

                                    FOR  [_]           AGAINST  [_]          ABSTAIN  [_]

4.  OTHER BUSINESS. In their discretion, the proxyholders are authorized to transfer such other business as properly may come before the Meeting and any adjournment or adjournments thereof.

                                    FOR  [_]           AGAINST  [_]          ABSTAIN  [_]

                                                                                       (Continued and to be signed on reverse side.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE, "FOR" THE RATIFICATION OF 2000 EMPLOYEE INCENTIVE AWARDS, AND "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED BY THE PROXYHOLDERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS.

The undersigned hereby ratifies and confirms all that said attorneys and proxyholders, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revoke any and all proxies heretofore given by the undersigned to vote at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statements accompanying said notion.

I (We) do [_] do not [_] expect to attend the Meeting.

                                Date:
                                     -----------------    ---------------------
                                                            (Number of Shares)

                                     ------------------------------------------
                                      (Signature)

                                     ------------------------------------------
                                      (Signature if held jointly)

                                     (Please date this Proxy and sign your name as it appears on your stock certificate(s). Executors, administrators, trustees, etc. should give their full titles. All joint owners should sign.)

This Proxy will be voted "FOR" the election of all nominees whose names appear above unless authority to do so is withheld. Unless "AGAINST" or "ABSTAIN" is indicated on the reverse hereof, this Proxy will be voted "FOR" the ratification of 2000 employee incentive awards and "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors. PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED.